Exhibit 4.1

Execution Version

PREMIUM PURCHASE CONTRACT TO PURCHASE SHARES OF COMMON STOCK

SHARPLINK GAMING, INC.

Premium Purchase Shares: ____________	Issuance Date: October 17, 2025
Initial Exercise Date: October 17, 2025

THIS PREMIUM PURCHASE CONTRACT TO PURCHASE SHARES OF COMMON STOCK (this “Contract”) certifies that, for value received, [●] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after October 17, 2025 (the “Initial Exercise Date”) and on or prior to 5:00 pm (New York City time) January 15, 2025, which is the 90-day anniversary of the Initial Exercise Date (the “Termination Date”), but not thereafter, to subscribe for and purchase from SharpLink Gaming, Inc., a Delaware corporation (the “Company”), up to [●] shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (as subject to adjustment hereunder, the “Premium Purchase Shares”). The purchase price of one Premium Purchase Share under this Contract shall be equal to the Exercise Price, as defined in Section 2(b).

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated [●], 2025, between the Company and the purchaser signatory thereto.

2. Exercise.

(a) Exercise of Contract. Exercise of the purchase rights represented by this Contract may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Exhibit A (the “Notice of Exercise”). Within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Premium Purchase Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Contract to the Company until the Holder has purchased all of the Premium Purchase Shares available hereunder and the Contract has been exercised in full, in which case, the Holder shall surrender this Contract to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Contract resulting in purchases of a portion of the total number of Premium Purchase Shares available hereunder shall have the effect of lowering the outstanding number of Premium Purchase Shares purchasable hereunder in an amount equal to the applicable number of Premium Purchase Shares purchased. The Holder and the Company shall maintain records showing the number of Premium Purchase Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Contract, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Premium Purchase Shares hereunder, the number of Premium Purchase Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price of this Contract, shall be $17.50 per share, subject to adjustment hereunder (the “Exercise Price”).

(c) Cashless Exercise. Notwithstanding anything to the contrary set forth herein, if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Contract to the Holder, then this Contract may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Premium Purchase Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (x) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (y) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price, as adjusted hereunder; and

(X) =	the number of Premium Purchase Shares that would be issuable upon exercise of this Contract in accordance with the terms of this Contract if such exercise were by means of a cash exercise rather than a cashless exercise.

If Premium Purchase Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Premium Purchase Shares shall take on the registered characteristics of the Contracts being exercised. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the VWAP of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(d) Mechanics of Exercise

(i) Delivery of Premium Purchase Shares Upon Exercise. The Company shall cause the Premium Purchase Shares purchased hereunder to be transmitted to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Premium Purchase Shares to or resale of the Premium Purchase Shares by the Holder, or (B) this Contract is being exercised via cashless exercise, and otherwise by physical delivery of the Premium Purchase Shares, registered in the Company’s share register in the name of the Holder or its designee, for the number of Premium Purchase Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) one (1) Trading Day after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Premium Purchase Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Premium Purchase Shares with respect to which this Contract has been exercised, irrespective of the date of delivery of the Premium Purchase Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Premium Purchase Shares subject to a Notice of Exercise by the Premium Purchase Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Premium Purchase Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Premium Purchase Share Delivery Date) for each Trading Day after such Premium Purchase Share Delivery Date until such Premium Purchase Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a registrar (which may be the Transfer Agent) that is a participant in the FAST program so long as this Contract remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise. Notwithstanding the foregoing, with respect to any Notice(s) of Exercise delivered on or prior to 12:00 p.m. (New York City time) on the Initial Exercise Date, which may be delivered at any time after the time of execution of the Purchase Agreement, the Company agrees to deliver, or cause to be delivered, the Premium Purchase Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Exercise Date and the Initial Exercise Date shall be the Premium Purchase Share Delivery Date for purposes hereunder, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by such Premium Purchase Share Delivery Date.

3

(ii) Delivery of New Contracts Upon Exercise. If this Contract shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Contract certificate, at the time of delivery of the Premium Purchase Shares, deliver to the Holder a new Contract evidencing the rights of the Holder to purchase the unpurchased Premium Purchase Shares called for by this Contract, which new Contract shall in all other respects be identical with this Contract.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Premium Purchase Shares pursuant to Section 2(d)(i) by the Premium Purchase Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv) Compensation for Buy-In on Failure to Timely Deliver Premium Purchase Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Premium Purchase Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Premium Purchase Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Premium Purchase Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Premium Purchase Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Contract and equivalent number of Premium Purchase Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Contract. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share of Common Stock.

(vi) Charges, Taxes and Expenses. The issuance and delivery of Premium Purchase Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Premium Purchase Shares, all of which taxes and expenses shall be paid by the Company, and such Premium Purchase Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Premium Purchase Shares are to be issued in a name other than the name of the Holder, this Contract when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Premium Purchase Shares.

4

(vii) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Contract, pursuant to the terms hereof.

(viii) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Contract, and a Holder shall not have the right to exercise any portion of this Contract, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with (i) the Holder’s Affiliates, (ii) any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates, and (iii) any other Persons whose beneficial ownership of the shares of Common Stock would or could be aggregated with the Holder’s for the purposes of Section 13(d) (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Premium Purchase Shares issuable upon exercise of this Contract with respect to which such determination is being made, but shall exclude the number of Premium Purchase Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Contract beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(d)(viii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d)(viii) applies, the determination of whether this Contract is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Contract is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Contract is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Contract is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2(d)(viii), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Contract, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the Premium Purchase Shares issuable upon exercise of this Contract. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d)(viii), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Premium Purchase Shares upon exercise of this Contract held by the Holder and the provisions of this Section 2(d)(viii) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d)(viii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Contract. If the Contract is unexercisable as a result of the Holder’s Beneficial Ownership Limitation, no alternate consideration is owing to the Holder.

5

3. Certain Adjustments.

(a) Share Dividends and Splits. If the Company, at any time while this Contract is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on shares of Common Stock or any other equity or Common Stock Equivalents payable in shares of Common Stock (which, for avoidance of doubt, shall not include any Premium Purchase Shares issued by the Company upon exercise of this Contract), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Contract shall be proportionately adjusted such that the aggregate Exercise Price of this Contract remains unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Pro Rata Distributions. During such time as this Contract is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Contract, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Contract (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c) [RESERVED]

(d) [RESERVED]

(e)[RESERVED]

(f) [RESERVED]

(g) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share of Common Stock, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(h) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Premium Purchase Shares and setting forth a brief statement of the facts requiring such adjustment.

(j) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Contract, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

6

4. Transfer of Contract.

(a) Transferability. This Contract and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Contract at the principal office of the Company or its designated agent, together with a written assignment of this Contract substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Contract or Contracts in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Contract evidencing the portion of this Contract not so assigned, and this Contract shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Contract to the Company unless the Holder has assigned this Contract in full, in which case, the Holder shall surrender this Contract to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Contract in full. The Contract, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Premium Purchase Shares without having a new Contract issued.

(b) New Contracts. This Contract may be divided or combined with other Contracts upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Contracts are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Contract or Contracts in exchange for the Contract or Contracts to be divided or combined in accordance with such notice. All Contracts issued on transfers or exchanges shall be dated the initial issuance date of this Contract and shall be identical with this Contract except as to the number of Premium Purchase Shares issuable pursuant thereto.

(c) Register. The Company shall register this Contract, upon records to be maintained by the Company for that purpose (the “Contract Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Contract as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

5. Miscellaneous.

(a) Currency. All dollar amounts referred to in this Contract are in United States Dollars (“U.S. Dollars”). All amounts owing under this Contract shall be paid in U.S. Dollars. All amounts denominated in other currencies shall be converted in the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Contract, the U.S. Dollar exchange rate as published in the Wall Street Journal (NY edition) on the relevant date of calculation.

(b) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Contract does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Premium Purchase Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Contract.

(c) Loss, Theft, Destruction or Mutilation of Contract. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Contract or any stock certificate relating to the Premium Purchase Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Contract, shall not include the posting of any bond), and upon surrender and cancellation of such Contract or stock certificate, if mutilated, the Company will make and deliver a new Contract or stock certificate of like tenor and dated as of such cancellation, in lieu of such Contract or stock certificate.

7

(d) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

(e) Authorized Shares. The Company covenants that during the period that the Contract is outstanding, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Premium Purchase Shares underlying this Contract. The Company further covenants that its issuance of this Contract shall constitute full authority to its officers who are charged with the duty of issuing the necessary Premium Purchase Shares upon the exercise of the purchase rights under this Contract. The Company will take all such reasonable action as may be necessary to assure that such Premium Purchase Shares may be issued and delivered, as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Premium Purchase Shares underlying this Contract which may be issued upon the exercise of the purchase rights represented by this Contract will, upon exercise of the purchase rights represented by this Contract and payment for such Premium Purchase Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Contract, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Contract against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Contract and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Contract.

Before taking any action which would result in an adjustment in the number of Premium Purchase Shares for which this Contract is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(f) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Contract shall be determined in accordance with the provisions of the Purchase Agreement.

(g) Restrictions. The Holder acknowledges that the Premium Purchase Shares acquired upon the exercise of this Contract, if not registered, and if the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state, federal or foreign securities laws.

(h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Contract or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Contract, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

8

(i) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Contract to purchase Premium Purchase Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any shares of Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(k) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Contract. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Contract and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(l) Successors and Assigns. Subject to applicable securities laws, this Contract and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Contract are intended to be for the benefit of any Holder from time to time of this Contract and shall be enforceable by the Holder or holder of Premium Purchase Shares.

(m) Amendment. This Contract may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(n) Severability. Wherever possible, each provision of this Contract shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Contract shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Contract.

(o) Headings. The headings used in this Contract are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Contract.

********************

(Signature Page Follows)

9

IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its officer thereunto duly authorized as of the date first above indicated.

SHARPLINK GAMING, INC.

By:
Name:
Title:

10

EXHIBIT A

NOTICE OF EXERCISE

TO: SHARPLINK GAMING, INC.

(1) The undersigned hereby elects to purchase ________ Premium Purchase Shares of the Company pursuant to the terms of the attached Contract (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Premium Purchase Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Contract with respect to the maximum number of Premium Purchase Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Premium Purchase Shares in the name of the undersigned or in such other name as is specified below:

____________________________

____________________________

The Premium Purchase Shares shall be delivered to the following DWAC Account Number:

____________________________

____________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________

Name of Authorized Signatory: ___________________________________________________________

Title of Authorized Signatory: ____________________________________________________________

Date: ________________________________________________________________________________

11

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Contract, execute this form and supply required information. Do not use this form to exercise the Contract to purchase shares.)

FOR VALUE RECEIVED, the foregoing Contract and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:	______________________________________

Email Address:	______________________________________

Dated: _______________ __, ______

Holder’s Signature: ________________________

Holder’s Address: ________________________

12